PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 1st QUARTER EARNINGS
Tuesday April 22, 2014 11:00 am local time

Facilitator:
Good morning and welcome to Peoples Bancorp's Conference Call. My name is Maureen, and I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarter ended March 31, 2014.
Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. [Facilitator Instructions] This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward -looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations.
The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission Filings. These include, but are not limited to, the success, impact and timing of strategic initiatives; the successful completion and integration of planned acquisitions; the competitive nature of the financial service industry; the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; and changes in economic conditions.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward -looking statements after this call.
Peoples' first quarter 2014 earnings release was issued this morning and is available at peoplesbancorp.com. This call will include about 20 to 30 minutes of prepared commentary followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.
Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer; and Ed Sloane, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements.
Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Maureen. Good morning and thanks for joining us today. It was a productive first quarter for us, and there is much to talk about during this call. In addition to the quarterly results, Ed and I will discuss the recently announced bank acquisitions and update you on our 2014 outlook. This is truly an exciting time for our company. I will begin with the acquisitions.
We are extremely pleased to build upon prior successes during the first quarter. The two deals we announced this month, Ohio Heritage Bancorp and North Akron Savings Bank, fit nicely into our M&A strategy. Both banks operate in markets with characteristics similar to our existing footprint. Thus, we will be successful in growing business in these new areas. These two deals, plus the Midwest Bancshares transaction discussed last quarter, demonstrate our willingness to grow through acquisitions.
Further, all three opportunities were the result of our proactive calling on banks in and around our footprint. None of these banks used a bidding process in their decision-making. Instead, they responded to our culture and saw how our products, services and lending capabilities could help their clients and communities. We are pleased to be considered a great strategic partner for these companies rather than simply the highest bidder.
Over the next several months, our management team will work to integrate these three different banks within a relatively short timeframe. We gave careful consideration to the timing of each transaction. Our goal is to make each transaction seamless for both our existing and newly acquired customers.
We are confident in our ability to execute, given the level of talent and systems we have here in place. This includes the top four individuals leading the operations and systems integration. Combined, they have over 100 years of experience at Peoples.
Taking a look at the first quarter results, Peoples reported net income of $4.8 million, or $0.44 per share. In comparison, earnings per share were $0.47 for both the linked and prior-year quarters. Our string of negative provisions came to an end which caused the lower earnings. Pension and acquisition costs reduced first quarter earnings by $0.03 per share.
Overall, we saw solid improvement in our core earnings in the first quarter. Revenue grew nearly 17% year-over-year, while expenses were just over 15%. We are pleased to generate positive operating leverage to start the year.
Acquisitions completed in 2013 were a major factor in this success. We also are seeing meaningful contributions from each area of our company. Absent the acquisitions, total revenue was still very strong, up over 8% from last year's first quarter. This increase is even more noteworthy, given mortgage banking income was about one-third what it was the prior year. We are fortunate to have a diversified revenue stream that can absorb such decreases. Additionally, we are winning because of our intense focus on execution and maximizing our dialogue with each client.
On the expense side, the core increase was only 7% without the pension charge and the impact of acquisitions. We consider the higher first quarter expenses to be reasonable. Most of the increase related to annual merit increases in base salaries and normal variability with employee benefit cost.
Turning to loan growth, new production remained strong in both our commercial and consumer lending areas. As a result, we have seen double-digit annualized growth in period-end balances during each of the last four quarters. This includes a 10% annualized increase in the first quarter.
Average loan balances were up 14% in the first quarter due to our strong organic growth. When you add the $100 million of loans from Ohio Commerce, average loan balances have increased over 23% from the prior year. This strong start positions us well relative to our 2014 loan growth goal.
Asset quality continues to be a positive area for us. Our NPAs remain very manageable at 79 basis points of loans plus OREO. Net charge-offs also were meaningfully lower than our long-term historic range of 20 to 40 basis points. These positive trends allow us to reduce our reserve level to 1.38% of loans. As a result, our provision for the quarter was basically zero. The reserve level remained a healthy 188% of our nonperforming loans. Overall, we are pleased with our solid start in 2014 and remain positive with our outlook for the entire year.
Now I will turn the call over to Ed for his comments on the quarter and the pending acquisitions.

Mr. Ed Sloane:
Thanks, Chuck. Our continued success with acquisitions was a major highlight for the quarter. Although the three pending transactions should have minimal impact on 2014 earnings, we will see some significant changes to our company immediately upon their completion.
First, we will increase our branch network by nearly 30% once all three deals are done. The newly acquired offices will help to enhance operating efficiencies. We also will be connecting our network along the I-77 corridor between Marietta and Cleveland.
In terms of our balance sheet, we expect total assets to grow by over $400 million due to the pending deals. This amount would consist almost entirely of loans, as we would look to de-leverage the acquired balance sheets where practical. This strategy would involve liquidating some or all the acquired investments and using the proceeds to repay borrowings. Thus, we would improve our balance sheet structure by reducing investments to around 25% of our total assets.
Beyond 2014, the combined earnings accretion of the three deals is expected to be meaningful at over $0.22 per year. This contribution considers potential cost savings but no revenue synergies. Our expectation of cost savings for the Midwest transaction remains unchanged from the 40% to 45% as stated during last quarter's call. For the two recent deals, we anticipate the cost savings to be at least 35%.
The overall dilution of our capital from the three deals combined should be very manageable. As stated in our press releases, we will be using a mix of stock and cash with the transactions. As a result, we could see anywhere from 4% to 5% dilution of our tangible book value.
The reduction in our tangible common equity ratio also should be less than 30 basis points. These amounts consider the required market value adjustments on the loans and borrowings, plus the impact of onetime acquisition costs and potential de-leveraging. The expected earnings accretion would allow for a quick earn-back, around two years.
In terms of loan discounts, we are expecting a minimal discount on the Ohio Heritage loan portfolio and a discount of 1% to 2% on the North Akron portfolio. The required market value adjustments for each bank's long-term FHLB borrowings should be in the range of 6% to 8%.
As for the timing of each transaction, we are expecting the Midwest acquisition to be completed at the end of May; Ohio Heritage should be finalized in late August; and North Akron in October. The majority of the onetime acquisition expenses for these deals will be recognized during the quarter the transaction closes.
Overall, the actions taken with the recently announced deals reflect our disciplined approach to M&A. In each case, we structured the deal being mindful of three key aspects: future earnings potential, tangible capital levels, and our existing shareholders' investment.
Looking now at our first quarter results, one of our key successes was continued stability in our net interest income and margin. If you exclude the fourth quarter's onetime income noted in our earnings release, our margin actually expanded 2 basis points from the linked quarter and in line with our expectations. Strong organic loan growth over the last year was a major driver of this improvement.
As we stated in last - stated last quarter, our plan for 2014 is to fund between $20 million and $30 million of expected loan growth with normal investment portfolio cash flow.
In the first quarter, average loan balances increased nearly $70 million, or at a 23% annualized pace. Given this growth, we executed on our strategy and reduced the investment portfolio by about $10 million on average.

On the funding side, total deposit balances benefited from normal seasonal growth in certain account types. For example, deposits from local governments are the highest in the first quarter due to the annual the tax collections. The funds are normally dispersed during the year, causing a decline in these balances.
On the consumer side, we see an influx of funds into checking and savings accounts related to tax refunds. Like the governmental deposits, these funds tend to flow out of the accounts during the summer months. In total, deposit growth exceeded the increase in earning assets. Thus, we were able to reduce our borrowed funds.
Looking ahead, we are expecting our core net interest margin to remain in the mid-3.30s in the second quarter. This outlook assumes no meaningful change in interest rates. The Midwest acquisition also should have minimal impact given its size and timing during the quarter.
Beyond the second quarter, we expect to see margin improvement due to acquisitions. On an annualized basis, the Midwest deal should add 3 basis points to 5 basis points; Ohio Heritage, 6 basis points to 8 basis points; and North Akron, another 4 basis points to 6 basis points.
In each case, the margin improvement does not consider any potential loan accretion income. We believe opportunity for accretion exists with each deal. However, it is difficult to estimate the amount this far out from the closing dates.
Our net interest income on margin could be impacted by actions to lessen our long-term interest rate risk exposure. As we discussed last quarter, our plans could include funding more than $30 million of our 2014 loan growth from the investment portfolio. We also may use long-term borrowings to essentially match fund our asset growth.
Within our fee-based revenue, we continue to see strong performance across all business lines. Trust and investment income increased 9% year-over-year growth. E-banking revenue continues to grow due in part to growing DDAs, 3% to 4% each quarter.
Our insurance business also is off to a good start to the year. Breaking down our insurance income, we saw a nearly $700,000 increase in annual contingent income. This amount was a little more than we had expected. As with prior years, we expect to see additional contingent income in each of the next three quarters. However, over 75% of this income occurred in the first quarter.
Our normal commission income also was 7% higher than the prior year without revenue added from acquisitions during last year's second quarter. Operating expenses were generally in line with our expectations for the quarter.
Most of the increase from the prior year was within our salary and employee benefit costs. The pension settlement charge in acquisitions accounted for half of the increase. The other half was comprised mostly of three factors: $260,000 for employee medical plan expenses, $190,000 for annual stock-based compensation awards, and annual merit increases of around 3% on average.
The combination of strong revenue growth and expense management is having a positive impact on our efficiency ratio. Our reported ratio of 71.1% is better than last year, even with the timing difference with the pension settlement charge. Without this expense, our efficiency ratio would have been 69.3%, in line with our previously stated range of 68% to 70%.
For the rest of 2014, we see the quarterly run rate for our core expenses to be around $18.4 to $18.5 million. This range does not consider any additional pension settlement charges or the impact of the pending acquisitions. We also expect the efficiency ratio to stay near the upper end of our target range.
As Chuck mentioned earlier, we continue to decrease the size of our allowance for loan losses relative to total loans. Compared to a year ago, the reserve level has dropped 40 basis points. Much of this reduction was due to the lack of sizable losses. And once again, our net charge-off rate this quarter was well below our long-term historical average. This positive trend offset the reserve needed for the recent loan growth.
In future quarters, we will continue to take a prudent approach with our allowance for loan losses. It is likely we will need to record modest provisions for loan losses. This assumes we achieve our expected loan growth and net charge-offs move closer to our pre-crisis level of 20 basis points to 40 basis points.
As a percentage of loans, the overall reserve level should continue to fall as we move throughout 2014 due to the pending acquisitions. Acquired loan portfolios typically require little, if any, reserves during the first year, absent any unexpected losses occurring. For example, our reserve ratio would have been closer to 1.50% if you exclude the $100 million of loans added in the Ohio Commerce deal.
I now will turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:
Thanks, Ed. Overall, we are pleased with the positive progress made in the first quarter with several key goals. We achieved positive operating leverage, which helps us to build our earnings momentum. New loan production is on pace to generate another year of double-digit growth. Acquisitions are allowing us to achieve profitable growth. We are also remaining prudent with the use of capital.
As we begin the second quarter, the outlook for the rest of 2014 is very promising. Revenue generation is growing stronger across the company due to our improved sales execution. At this point, we remain confident overall revenue growth in 2014 will exceed 10%. This expectation does not consider the impact of our pending bank deals, which should add another $7 million to $9 million to 2014's revenue. In total, we could see between 18% and 20% revenue growth in 2014.
On the expense side, we intend to hold the line on our core operating costs, as Ed indicated earlier. With that said, our ability to control certain expenses, such as our employee medical and pension costs, remain very limited. Thus, we will still expect some unevenness with our quarterly operating leverage.
Overall, our outlook for 2014 continues to include a 1% to 2% gap between organic revenue and expense growth. When you add on the three bank deals, we would expect the gap to widen to as much as 4% before the onetime merger costs.
We continue to have a solid commercial pipeline, and consumer lending activity is growing steadily. In the first quarter, commercial production was 6% stronger than a year ago. Our current pipeline includes over $200 million of new loans. Of this amount, nearly $85 million is likely to close and fund over the remainder of the year.
On the consumer side, our non-mortgage lending production was up over 25%. The growth reflects the many new dealer relationships we have added over the last several quarters. First quarter mortgage production was half of last year’s level. We could see an uptick in production as we enter the peak home buying season. However, we do not expect to match 2013’s level given current mortgage rates.
When you put it all together, we are still looking at 8% to 10% point-to-point loan growth. Average loan balances also should be up as much as 20% for the full year. These projections do not include the loans we will add due to the acquisitions.
Turning back to our M&A efforts, we are very pleased with our successful negotiation of three separate deals during the first quarter. However, this success will become one of our greatest challenges over the next six months. As I stated earlier in the call, we are confident in our ability to execute. Each transaction is relatively low risk and easily digestible given its relative size.
Still, the approach we will take with the integration is the same as our normal day-to-day activities. It involves a steadfast focus on four key areas: responsible risk management, extraordinary client experience, profitable revenue growth, and maintaining a superior workforce.
Overall, we are well on our way toward our goal of becoming the best community bank in America. Our capabilities and sophistication allow us to compete against the large national banks. What sets us apart from other banks is our personalized service and local decision-making. We still have a long way to go, but we are making good progress. We also are achieving profitable growth at the company and building long-term shareholder value. I am confident we can sustain our progress for many years to come.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator, Maureen. Thank you.

Question and Answer Session
[Facilitator instructions and questions] And our first call is from Scott Siefers from Sandler O'Neill and Partners. Please go ahead.
Scott Siefers: Good morning, guys.

Chuck Sulerzyski: Good morning.

Ed Sloane: Hi, Scott.

Scott Siefers: Ed, I think the first question is probably for you. First of all, I appreciate all the color on the specificity of the guidance. Just on expenses, you had noted a number of, I think, $18.4 to $18.5 quarterly run rate. So is that like a purely organic number? In other words, is that before you layer in any of the deals, or is it kind of an average of what you would expect once all of the deals end up getting layered in?

Ed Sloane: Yeah, I would say that's purely organic. Yeah, we separated the pension expense from that as well, as I mentioned.

Scott Siefers: Okay. Yeah. So I guess you go from this quarter, call it $18.2. Is there anything in particular that drives it up again in the second quarter? Is it just kind of these benefit-related costs that you guys referred to?

Ed Sloane: Right. I think that's exactly right. So, medical expenses - yes, medical expenses potentially could be higher during the course of this year and certainly some trickling of the pension expense. Keep in mind, Scott, that our focus is on the revenue growth side of it. We would expect to surpass our goals on the revenue side of things and maintain that gap that we've been commenting on a number of times, that 1% to 2% positive operating leverage. And as you start to add on the deals, we would expect that gap to continue to grow.

Scott Siefers: Yeah. Okay, good. That's helpful and I appreciate it. And then just switching gears a little, Chuck, I guess just a more strategic question. You've got kind of an unusual dynamic developing with the

M&A where if you look at each of the individual deals then they're all very small, make imminent financial and strategic sense. But then by the same token, you've got a lot of them going on at the same time, particularly in sort of the newer type of environment we're in.

So just curious on your thoughts on additional deals, in other words, now you've got three in the works, would you maybe take a little bit of a digestion phase or would you be willing to entertain additional transactions even though these are pending? How are you thinking about that dynamic?

Chuck Sulerzyski: Well, a couple of different thoughts. First off, we have said all along that we had the management infrastructure in place to double the size of the bank a couple of times. And from my perspective, we're putting that infrastructure to work with these transactions.

As far as this year is concerned, we would very much like to do an insurance acquisition. We very much would like to do investment acquisitions. The deals have been spaced out in terms of when they close. The deals close in May, in August and October, so the second, third and fourth quarter. If we were to do deals, another bank deal, it would close in 2015.

We continue to have conversations with institutions that look at us as a positive partner. And I think the attraction to us is the capabilities we bring in terms of electronic banking services, the insurance business, the investment business and the fact that we are a true community bank, not a large regional bank.

So we certainly have work to do to get all three of these put in to PEBO, but I'm really not worried about it. The folks that manage the process have got over 100 years of experience. The four people at Peoples have done this many times. Because the stress that these transactions cause on the organization affect different parts of the organization at different points in time, it's not as complicated or difficult as it sounds.

So when marketing is busy with one, training may not be or systems may not be or operations may not be and so forth. So if you do them sequentially and if you have a good process flow and if you have good management discipline, you can do it. Now, it's not our intention to do four transactions a year for many years to come, but it is our expectation that we'll be doing a couple of major bank deals a year for years to come.

There's a lot of stress out there in the marketplace for small banks. Our footprint is enormous in terms of geographic distance, and there's over 100 small banks in that footprint. And if we can be good partners with them, if they can help us in terms of serving our customers and communities better, we're going to do it.

Does that help you, Scott?

Scott Siefers: Yes. No, that's perfect in terms of the color I was looking for. So I definitely appreciate it.

Chuck Sulerzyski: Thank you.

Operator: Our next question comes from Michael Perito from KBW. Please go ahead.

Michael Anthony Perito: Hey. Good morning, guys.

Chuck Sulerzyski: Good morning.

Ed Sloane: Good morning.

Michael Anthony Perito: I was wondering maybe if I could start on the - the loan yields look like they came down quite a bit sequentially. Just looking at the makeup of your loan growth, there was still pretty strong growth in consumer. Was that the main culprit in terms of the compressing loan yields? Is it still very competitive on that side? Any color there would be great.

Ed Sloane: Yeah, we had - This is Ed, Michael. In the commercial portfolio in the fourth quarter, we had some one-time income post in there, some prepayment fees, some interest recoveries that posted in. So if you take those out, the movement in the yield was relatively slight.

Michael Anthony Perito: Okay.

Chuck Sulerzyski: And actually, with the new business that's going on, we're pretty pleased with our margins both on consumer and commercial.

Michael Anthony Perito: All right. Would you guys - would it be fair to say that that new business is accretive to those loan yields, or are you guys still kind of flat or...

Ed Sloane: No, we feel that it would be accretive. And then we also have the Ohio Commerce transaction from October of last year that has some accretion income associated with it that's rolling in this year. So, no, I think it's fairly accretive. And then on top of that, we're continuing to move the mix in our asset base, reducing the size of our investment portfolio and making the loan portfolio a higher percentage of total. That's one of our key strategic initiatives during the course of this year.

Michael Anthony Perito: Okay. Great. Thanks. And then just one more on the loan book, when you guys announced the deals and I looked - it looked as both the Midwest deal and the Ohio Heritage were both a little more heavy on the residential real estate than your loan mix in your current portfolio.

Could you guys maybe comment on, I guess, will there need to be any additional hires to bolster the commercial lending, or is it just a matter of over time redeploying your lenders with a more commercial focus and away from the residential real estate and those new branches and lenders coming on?

Chuck Sulerzyski: It will be a little bit of both. First off, in the case of Ohio Heritage, we have commercial lenders to the south, to the west and to the north of it that go into those territories, and it will just help them be more effective. In North Akron and in Cleveland, we see opportunities to hire commercial lenders. We see opportunities to do acquisitions of insurance agencies and also of investment business.

Michael Anthony Perito: There won't be any intentional remix, though, that would potentially affect your net loan growth though, right, in terms of trying to right-size those portfolios to your mix today or anything like that? Or is it just you guys comfortable doing it over time and...

Chuck Sulerzyski: Correct. We will do that over time.

Michael Anthony Perito: Okay. That's all for me. Thanks, guys. I appreciate it.

Chuck Sulerzyski: Thank you.

Ed Sloane: Thanks, Michael.

Operator: Our next question comes from Daniel Cardenas from Raymond James. Please go ahead.

Daniel E. Cardenas: Good morning, guys.

Chuck Sulerzyski: Hey, Dan.

Ed Sloane: Hi, Dan.

Daniel E. Cardenas: I think it might have been Chuck or Ed, I'm not sure who, but when you were going through the pipeline today, I missed that amount. Could you tell me what the pipeline stood at and what you thought that pipeline could fund? How much of that pipeline you thought could fund?

Chuck Sulerzyski: Over $200 million in commercial, and we anticipate $85 million of that funding over the rest of the year.

Daniel E. Cardenas: All right, so that's about what, 42% or so? Is that kind of typical what you see from your pipeline funding, or is that a little bit lower than historical average?
Chuck Sulerzyski: Well, the size of the pipeline is large - slightly larger than it has been. The percentage of funding, we're not counting those unless we're very, very certain. So the actual percentage of that we will get funded, I believe, will be more than that percentage that you've hit on. But until we do it, we're not counting it.

Daniel Cardenas: Okay. I mean, given the size of the pipeline, I mean, is that a pretty granular pipeline or is there a number of larger credits in there that make that up?

Chuck Sulerzyski: No, it's pretty granular. We don't really do a whole ton of $10 to $20 million deals. Most of them are pretty small.

Daniel Cardenas: Okay. Excellent, excellent. And then as you talk about M&A, I mean, what's the thought about - you're doing a great job of building up the I-77 corridor, but thoughts about maybe going to the western part of the state, any desire to expand there?

Chuck Sulerzyski: As I've mentioned before, we have a very large footprint from Cleveland to Charleston, from New Martinsville up the Ohio River down to Ashland. So we would look for things in Ohio, West Virginia and Kentucky. If it's going to be in Ohio, it's going to be south of I-70 and east of I-71. For those of you that aren't up on your Ohio geography, that would be pretty much everything but the northwest corner. In West Virginia, it's going to be the western side of the state. In Kentucky, it's going to be the eastern side of the state is where we are going to focus on.

We've had conversations in all three states and continue to have conversations. It just so happens by coincidence that the deals that we've gotten done, the last few have been in Ohio. I think it's just as likely that the next ones will be in West Virginia or Kentucky.

Daniel Cardenas: Okay, great. Great. Well, thanks. Good quarter.

Chuck Sulerzyski: Hey, thank you.

Operator: Our next question comes from Patrick O'Brien from Fox Asset. Please go ahead.

Patrick O'Brien: Guys, I'm new to the stock and I'm just wondering if you could talk about the efficiency ratio. It's high but you still have real good returns on capital. Does that come down over time or does it remain in the current region?

Chuck Sulerzyski: It comes down over time slowly. We have said that ours is a revenue play, not an expense play. The mix of our businesses are such that we're very high fee income, so the trust and investment business and the insurance business have high ROE, a little more burdensome expense characteristics. We want to keep them proportionately the same size over time.

The bank acquisitions give us an opportunity to manage the efficiency, as Ed mentioned in his comments, the widening of that operating leverage to 4% with those acquisitions coming in. So we'll be able to drive the expense ratio down, but we are probably less focused on the - we are less focused on the expense ratio as it compares to focusing on profitable revenue growth.

I realize there's two components to that, but I think the 17% revenue growth stands on its own. We think that we can build the company by going to market more aggressively in terms of how our people sell and service clients.
Patrick O'Brien: You guys talked about what I thought was organic revenue growth, I think it was 8%. How much of that had to do with playing with the funding? Did that contribute a lot? I saw your NIM went up quite a bit.

Chuck Sulerzyski: No, no. Very little of it has to do with the funding. We did have some NIM expansion related to the Ohio Commerce acquisition that we've documented both in the call and the prior call. But very little of it is - the NIM expansion, if you go back at the first quarter of last year to this year to where we are right now, is driven by favorable loan pricing primarily and managing the deposit books.

Patrick O'Brien: Okay. Okay, thank you.

Chuck Sulerzyski: Thank you.

Operator: [Operator Instructions] Our next question comes from Michael Perito from KBW. Please go ahead.

Michael Anthony Perito: Hey. Guys, thanks. Just one quick follow-up. I was wondering if you guys could - all the acquisitions that you guys have closing, there's very little or at all on the insurance side. I was wondering if you guys could just speak to that opportunity and how potentially how quickly you could see a benefit from cross-selling insurance to those depositors and clients, etcetera.

Chuck Sulerzyski: In all of our comments on the revenue side and on all of our comments on the deals, we have put nothing in for synergies. We are very optimistic about the benefits of those synergies, both in terms of acquisitions of insurance and investment business but also over time with the cross sell.

We will be able to introduce more of a commercial focus to these acquired institutions. We will be able to help on the lending side. Most of them have legal lending limits or lending house limits less than $2 million, where ours is $20 million, so that will get a larger customer that will have larger commercial insurance opportunities. The big source of our personal lines insurance is branch referrals. I'm very confident 12 to 18 months after these deals close that these branches will be performing at the same level as our existing branches, so there's opportunities there.

There's also opportunities on the investment side. We're fortunate to have a superior retirement plan 401(k) offering that's growing revenue in the neighborhood of 30% right now. And as we make that product available to more businesses, I think that growth can continue. So we see lots of upside.

Also in the North Akron acquisition combined with the Ohio Commerce acquisition done in the fourth quarter last year in Beachwood, we believe that there's great opportunity for insurance acquisition and investment acquisitions in an area that's densely populated and rich with opportunities.

Michael Anthony Perito: Okay, thank you.

Chuck Sulerzyski: Thank you.

Operator: At this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: This concludes our commentary and - no, no, no, take that back, this does not conclude our commentary. I want to thank everybody for participating. Please remember that our earnings release and webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thanks for your time and have a great day.

Operator: This will conclude today's conference call.
END